Exhibit 99.1

KINGSWAY ANNOUNCES RESULTS OF SPECIAL MEETING AND ANTICIPATED TIMING OF DOMESTICATION TO DELAWARE

Toronto, Ontario, December 14, 2018- (TSX: KFS, NYSE: KFS) The Board of Directors of Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the results of shareholder voting that took place during the Company’s special meeting held December 14, 2018 (the “Special Meeting”).

At the Special Meeting, shareholders approved a special resolution (with the requisite 66 2/3 majority obtained) authorizing the directors of Kingsway to change the jurisdiction of incorporation of the Corporation from the province of Ontario to the State of Delaware (the “Domestication”). Complete details regarding the Domestication were outlined in the management information circular of the Company dated November 16, 2018 (the “Circular”) mailed to shareholders of record and available at www.sedar.com.

Detailed results of the voting were as follows:

Votes For	% Votes For	Votes Against	% Votes Against
13,450,896	99.91%	12,572	0.09%

As previously announced, effective December 19, 2018, the common shares will trade on the New York Stock Exchange (“NYSE”) and the warrants will trade on the OTC Market as both securities will be delisted from the Toronto Stock Exchange (“TSX”) on such date.

The Domestication is anticipated to take effect on or about December 31, 2018.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are currently listed on the TSX and the NYSE under the trading symbol “KFS.”

Additional Information

Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

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